CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 811-21108) of Pioneer Series Trust X, and to the incorporation by reference of our reports, dated May 27, 2021, on Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Fund, included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 27, 2021